LOAN AGREEMENT

AMENDMENT

April 7, 2006

Between:

George Liszicasz, an individual residing in the City of Calgary, in the province of Alberta, (hereafter the “Lender”)

and

Energy Exploration Technologies Inc., a corporation duly incorporated pursuant to the laws of the province of Alberta, with an office in the City of Calgary (the “Borrower”)

WHEREAS the Lender desires to lend to the Borrower, and the Borrower desires to borrow from the Lender, the sum of CDN $250,000 plus accrued interest;

NOW THEREFORE the parties agree as follows:

That the Maturity date as defined in the Loan Agreement Amendment dated

February 7, 2005 will be revised to April 15, 2007.

All other terms and conditions of the original agreements will remain in force.

SIGNED at the City of Calgary in the Province of Alberta this 7th day of April, 2006.

Energy Exploration Technologies Inc.

Mr. George Liszicasz

per:  /s/Ken Rogers

 per:

/s/ George Liszicasz

Ken Rogers

   George Liszicasz

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